UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 27, 2009

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4820 Overland Avenue, San Diego, California 92123

(Address of principal executive offices, including zip code)

(858) 571-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 27, 2009, our board approved an amendment to the 2003 Equity Incentive Plan (2003 Plan) to provide that the per-person share limit of 400,000 shares granted to a single person in any fiscal year does not apply to awards granted under the 2003 Plan that are not intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As disclosed below in Item 5.02, Eric L. Kelly resigned from our audit committee on January 27, 2009. On January 28, 2009, we notified NASDAQ that we are not in compliance with NASDAQ Marketplace Rule 4350(d)(2)(A) due to the vacancy on the audit committee created by the resignation of Mr. Kelly. NASDAQ Marketplace Rule 4350(d)(2)(A) requires the audit committee of each NASDAQ issuer to have at least three independent members, at least one of whom is a financial expert. As a result of Mr. Kelly’s resignation, the audit committee is comprised of two independent members, one of whom is a financial expert.

Under NASDAQ Marketplace Rule 4350(d)(4)(B), we have until the earlier of our next annual meeting of shareholders or January 27, 2010 to regain compliance with NASDAQ Marketplace Rule 4350(d)(2)(A).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Eric L. Kelly as Chief Executive Officer

On January 27, 2009, our board of directors appointed Eric L. Kelly as our chief executive officer following the transition of Vernon A. LoForti to the role of president (see below). Mr. Kelly has served as a director of our company since 2007. In connection with his appointment as chief executive officer, Mr. Kelly resigned as a member of the audit committee and the nominating and governance committee.

Mr. Kelly, age 50, served as President and CEO of Snap Appliance, Inc., from August 2002 to July 2004. Snap Appliance, Inc. was sold to Adaptec, Inc. in July 2004, and Mr. Kelly served as Vice President and General Manager of storage systems solutions at Adaptec until August 2006. We acquired the Snap Server NAS family of products from Adaptec in June 2008. From March 2000 to June 2002, Mr. Kelly served as President, Network Systems Division of Maxtor Corporation. Prior to Maxtor, he served as the Chief Operating Officer of Isyndicate, Inc. From July 1998 to January 2000 he was the Enterprise Vice President for Dell Computer Corporation. From 1980 to 1998 he served in executive or managerial roles with Netpower Incorporated, Diamond Multimedia Systems Incorporated, Conner Peripherals Incorporated, Marq Technologies Incorporated and IBM. Since April 2007, Mr. Kelly has been president of Silicon Valley Management Partners Inc., a management consulting and M&A advisory firm.

In connection with his appointment, on January 27, 2009, our compensation committee awarded Mr. Kelly an option to purchase 900,000 shares of our common stock at the purchase price of $0.26 per share (the closing price of our common stock on the date of grant) pursuant to our 2003 Equity Incentive Plan. The option vests over three years in equal monthly installments and has a six-year life, subject to continuous service.

Transition of Vernon A. LoForti to President and Resignation as Director

On January 27, 2009, Vernon A. LoForti transitioned to the role of president. Mr. LoForti previously served as chief executive officer and president. In connection with such transition, Mr. LoForti resigned from our board and the number of authorized directors was reduced to six.

Our compensation committee is in the process of determining the compensation packages for Mr. Kelly and Mr. LoForti.

Item 7.01.	Regulation FD Disclosure.

On January 28, 2009, we issued a press release announcing the appointment of Eric L. Kelly as chief executive officer and the transition of Vernon A. LoForti to president. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

The information in this Item 7.01 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated January 28, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: January 28, 2009	By:	/s/ Eric L. Kelly
Eric L. Kelly
Chief Executive Officer